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                                                                     EXHIBIT 23




                                  CONSENT OF
                              ERNST & YOUNG LLP



We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-48389 and 33-61201) pertaining to the Crowley, Milner and Company 1992 Incentive Stock Plan, in the Registration Statement (Form S-8 No. 33-61203) pertaining to the Crowley Milner and Company 1995 Non-Employee Director Stock Option Plan, and in the Registration Statement (Form S-8 No. 33-61207) pertaining to the Crowley, Milner and Company Profit Sharing Plan, of our report dated March 13, 1998, with respect to the consolidated financial statements and schedule of Crowley, Milner and Company and subsidiary included in its Annual Report on Form 10-K for the year ended Janaury 31, 1998.




/s/ Ernst & Young LLP

Detroit, Michigan
April 30, 1998